Exhibit 4.11

RENTECH INC.

INDUCEMENT STOCK OPTION GRANT NOTICE

AND STOCK OPTION AGREEMENT

Rentech, Inc., a Colorado corporation (the “Company”), hereby grants to the holder listed below (the “Participant”) an option to purchase the number of shares of the Company’s common stock, par value $.01 (“Stock”), set forth below (the “Option”) as an inducement material, within the meaning of NASDAQ Listing Rule 5635(c)(4), to the Participant’s entering into employment with the Company pursuant to that certain employment agreement, dated as of December [    ], 2014, by and between the Company and the Participant (the “Employment Agreement”). The Participant acknowledges and agrees that the Option granted pursuant to this Agreement constitutes full and final satisfaction of the Company’s obligation to grant a stock option in accordance with Section 3(b)(ii) of the Employment Agreement. This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), which is incorporated herein by reference. Unless otherwise defined herein, all capitalized terms used in this Grant Notice are defined in Article 1 of the Stock Option Agreement.

Participant:	Keith B. Forman

Grant Date:	December , 2014

Vesting Commencement Date:	December 9, 2014

Exercise Price per Share:	$

Total Exercise Price:	$

Total Number of Shares Subject to the Option:

Expiration Date:	December , 2019

Type of Option:	The Option shall be a Non-Qualified Stock Option.

Vesting Schedule:	Subject to and conditioned upon the Participant’s continued Service through the applicable vesting date, the Option shall vest and become exercisable as to 1/4th of the shares of Stock subject thereto on the first anniversary of the Vesting Commencement Date and as to 1/48th of the shares of Stock subject thereto on each monthly anniversary of the Effective Date thereafter (in each case, rounded down to the nearest whole share until the final vesting date), such that the Option shall be fully vested and exercisable as of the fourth (4th) anniversary of the Effective Date, subject to the Participant’s continued Service, provided, that the Option shall be subject to accelerated vesting and exercisability as provided in Section 3.1(c) below.

By his signature, the Participant agrees to be bound by the terms and conditions of the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Stock Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Option.

Rentech, Inc.		Participant

By:		By:

Print Name:		Print Name:	Keith B. Forman

Title:

Address:	10877 Wilshire Blvd., 10th Floor	Address:

Los Angeles, CA 90024

EXHIBIT A

TO INDUCEMENT STOCK OPTION GRANT NOTICE

AND STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (collectively, this “Agreement”) is attached, Rentech, Inc., a Colorado corporation (the “Company”), has granted to the Participant an option to purchase the number of shares of Stock indicated in the Grant Notice.

ARTICLE I.

DEFINED TERMS

1.1 Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise.

(a) “Administrator” means the Committee.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means:

i. A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii. During any twelve (12)-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii. The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

A. Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

B. After which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 35% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

iv. The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto. Notwithstanding anything herein to the contrary, if a Change in Control constitutes a payment event with respect to the Option and the Option provides for a deferral of ~~c~~ompensation that is subject to Code Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), in order to constitute a Change in Control for purposes of payment of the Option.

(d) “Code” means the Internal Revenue Code of 1986, as amended, together with the regulations and other official guidance promulgated thereunder.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Disability” shall mean the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(g) “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding awards.

(h) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(i) “Fair Market Value” means, as of any given date, the value of a share of Stock determined as follows:

i. If the Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Stock on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

ii. If the Stock is not listed on an established stock exchange or national market system, but the Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Stock on such date, the high bid and low asked prices for a share of Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

iii. If the Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

(j) “Non-Qualified Stock Option” means an Option that is not intended to meet the requirements of Section 422 of the Code.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Service” means the Participant’s continued employment with the Company and/or service on the Board and/or on the board of directors (or similar body) of any Subsidiary.

(m) “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(n) “Termination of Services” means the first date on which all Service relationships between the Participant on the one hand and the Company and its Subsidiaries on the other, are terminated.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Participant’s agreement to commence and continue in employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in this Agreement. The Option shall be a Non-Qualified Stock Option.

2.2 Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, provided, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the Participant at any time for any reason whatsoever, with or without Cause (as defined in the Employment Agreement), except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

2.4 Employment Inducement Grant; Non-Plan Grant.

(a) This Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of “stock option plans” and other “equity compensation arrangements.” This Agreement and the terms and conditions of the Option granted hereby shall be interpreted in accordance and consistent with such exemption. The Participant acknowledges and agrees that the Participant has not been previously employed by the Company or any Subsidiary, or if previously employed, has had a bona fide period of non-employment, and that the grant of the Option is an inducement material to the Participant’s agreement to enter into employment with the Company or a Subsidiary.

(b) The Option granted is granted as a stand-alone award, separate and apart from, and outside of, the Second Amended and Restated Rentech, Inc. 2009 Incentive Award Plan and any other equity incentive plan maintained by the Company (collectively, “Plans”) and shall not constitute an award granted under or pursuant to any such Plan. For the avoidance of doubt, the Option and shares of Stock underlying the Option shall not be counted for purposes of calculating the aggregate number of shares of Stock available for issuance under any Plan.

ARTICLE III.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to any limitations contained in this Stock Option Agreement, the Option shall become vested and be exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Services shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company or any of its Subsidiaries and the Participant.

(c) Notwithstanding the Vesting Schedule set forth in the Grant Notice, if (i) a Change in Control occurs prior to the Participant’s Termination of Services and prior to the fourth (4th) anniversary of the Vesting Commencement Date and (y) within two (2) years after the Change in Control, the Participant experiences a termination of employment by the Company without Cause or by the Participant for Good Reason (as defined in the Employment Agreement) and (ii) the Participant also experiences a Termination of Services at such time, then, subject to the Participant’s timely execution and non-revocation of a Release (as defined in the Employment Agreement) in accordance with the terms and conditions of the Employment Agreement, the Option shall vest and become exercisable in full upon such termination of employment (with any exercise thereof contingent upon the effectiveness of the Release).

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of five years from the Grant Date;

(b) The expiration of six months from the date of the Participant’s Termination of Services unless such Termination of Services occurs by reason of the Participant’s death or Disability or due to a termination of the Participant’s employment by the Company for Cause;

(c) The expiration of one year from the date of the Participant’s Termination of Services by reason of the Participant’s death or Disability; and

(d) The start of business on the date on which the Participant’s employment is terminated by the Company for Cause.

ARTICLE IV.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Section 5.3(b) below, during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 above, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under then-applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 above.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Administrator) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 above:

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 below;

(c) Any other written representations as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act or any other applicable law rule, or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 above by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) Cash;

(b) Check;

(c) With the consent of the Administrator, delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) With the consent of the Administrator, surrender of other shares of Stock which (A) in the case of shares of Stock acquired from the Company, have been owned by the Participant for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised;

(e) With the consent of the Administrator, surrendered shares of Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or

(f) With the consent of the Administrator, property of any kind which constitutes good and valuable consideration.

4.5 Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b) The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 above; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning the Participant arising as a result of the Option. The Committee may in its discretion and in satisfaction of the foregoing requirement allow the Participant to elect to have the Company withhold shares of Stock otherwise issuable under the Option (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Option, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of the Option (or which may be repurchased from the Participant of the Option within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Option shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

4.7 Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until the Option shall have vested and been properly exercised and such shares of Stock shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 5.1 below.

ARTICLE V.

OTHER PROVISIONS

5.1 Changes in Capital Structure; Adjustments.

(a) In the event of any stock dividend, stock split, reverse stock split, spin-off, combination or exchange of shares, merger, consolidation, reorganization, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, an Equity Restructuring, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make equitable adjustments, if any, to the Option granted hereby to reflect such change, taking into consideration accounting and tax consequences, with respect to (i) the number and kind of shares of Stock (or other securities or property) subject to the Option, (ii) the terms and conditions of the Option (including, without limitation, any applicable performance targets or criteria with respect thereto and/or, if the Committee deems appropriate, the substitution of similar options of, or other awards denominated in the shares of, another company), and/or (iii) the exercise price per share of the Option. Notwithstanding the foregoing, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Committee determines that the Option is not to comply with such exemptive conditions.

(b) The existence of this Agreement and the Option granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) No action shall be taken under this Section 5.1 which shall cause the Option to fail to comply with Code Section 409A to the extent applicable to such Option.

5.2 Administration. The Administrator shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent herewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Option.

5.3 Option Not Transferable.

(a) The rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated by the Participant in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company.

(b) During the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. Subject to such conditions and procedures as the Administrator may require, a permitted transferee may exercise the Option or any portion thereof during Participant’s lifetime. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 above, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under then-applicable laws of descent and distribution.

5.4 Distribution of Stock. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to this Agreement unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to this Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The

Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that the Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require the Participant to comply with any timing or other restrictions with respect to the settlement of any portion of the Option, including a window-period limitation, as may be imposed in the discretion of the Committee. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Participant any certificates evidencing shares of Stock issued upon settlement of any portion of the Option under this Agreement and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

5.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to the Participant shall be addressed to the Participant at the address given beneath the Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his Option pursuant to Section 4.1 above by written notice under this Section 5.5. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.6 Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.

5.7 Tax Consultation. The Participant understands that he may suffer adverse tax consequences in connection with the Option granted pursuant to this Agreement and the vesting and/or exercise thereof. The Participant represents that the Participant has consulted with any tax consultants that he deems advisable in connection with the Option and that the Participant is not relying on the Company for tax advice.

5.8 Amendment. Except as provided in Section 5.12 below, this Agreement may only be amended, modified or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.

5.9 Relationship to other Benefits. Neither the Option nor any payment in respect thereof shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

5.10 Fractional Shares. No fractional shares of Stock shall be issued under this Agreement and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, this Agreement and the Option granted hereby shall, if the Participant is then subject to Section 16 of the Exchange Act, be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the

Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement and the Option granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.12 Code Section 409A. To the extent that the Committee determines that the Option may not be exempt from or compliant with Code Section 409A, the Committee may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (i) exempt the Option from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (ii) comply with the requirements of Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A. Notwithstanding anything herein to the contrary, the Participant expressly agrees and acknowledges that in the event that any taxes are imposed under Code Section 409A in respect of any compensation or benefits payable to the Participant, then (A) the payment of such taxes shall be solely the Participant’s responsibility, (B) neither the Company nor any of its past or present directors, officers, employees or agents shall have any liability for any such taxes and (C) the Participant shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

5.13 Clawback. The Participant acknowledges that the Option and shares of Stock issuable hereunder shall be subject to any applicable compensation clawback policy of the Company applicable generally to similarly situated employees of the Company, as may be in effect from time to time.

5.14 Governing Law. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.15 Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.16 Conformity to Securities Laws. The Participant acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Agreement shall be administered, and the Option is granted and the shares of Stock subject thereto may be issued only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.17 Entire Agreement. The Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.